Exhibit 99

                   Family Dollar Delays 10-K Filing

    MATTHEWS, N.C.--(BUSINESS WIRE)--Nov. 8, 2006--Family Dollar
(NYSE:FDO) announced today that it will be unable to file its annual report on Form 10-K for the fiscal year ended August 26, 2006, by the due date of November 9, 2006.

    The Company previously filed a Form 8-K with the Securities and Exchange Commission ("SEC") on September 25, 2006, in which the Company advised that the Company is a nominal defendant in a lawsuit filed in Mecklenburg County Superior Court alleging that certain of the Company's stock option grants were "backdated." The Company's Board of Directors has formed a Special Committee, which consists solely of independent directors who are not defendants in that action, to conduct an independent investigation of the Company's stock option practices, evaluate the Lawsuit and take such actions with respect to the Lawsuit and related matters as the Special Committee deems appropriate. Because the work of the Special Committee is not complete, the Company is unable to file its annual report on Form 10-K by the due date.

    While the review of the Special Committee and its outside, independent counsel and advisors is ongoing, the Company currently believes that the incorrect measurement date was used for accounting purposes with respect to certain stock option grants made to newly hired employees and in connection with the Company's annual grant of stock options in one or more years. The Company is currently unable to determine the materiality of any non-cash charges associated with such incorrect measurement dates and accordingly, has not yet determined the impact on the Company's previously filed financial statements.

    Certain statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements, including, but not limited to, the timing and outcome of the review being conducted by the Special Committee of the Company's Board of Directors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar Stores, Inc.

    With more than 6,200 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com